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                       SECURITIES AND EXCHANGE COMMISSION

                               Washington DC 20549

                                    Form 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                 October 4, 2001




                          FAIRMOUNT CHEMICAL CO., INC.
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             (Exact name of registrant as specified in its charter)


  New Jersey                         1-4591                        22-0900720
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(State or other                    (Commission                   (IRS Employer
jurisdiction of                    File Number)                  Identification
 incorporation)                                                       Number)



                 117 Blanchard Street, Newark, New Jersey 07105
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              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (973) 344-5790



                     Total number of pages in this filing: 3

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ITEM 5.  OTHER EVENTS
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         On October 4, 2001, Fairmount Chemical Co., Inc. ("Fairmount") laid off
13 production employees, or approximately 50 % of its production employees, and subsequently terminated two management employees. This action was necessary because of Fairmount's deteriorating business. One of Fairmount's major foreign customers did not purchase any product during September, reduced its purchases by 75 % for the fourth quarter of 2001 and cannot, at this time, commit to a 1st quarter 2002 estimate. Another major customer, Polaroid Corporation, has filed a voluntary petition for reorganization under Chapter 11 of the U.S. bankruptcy code. The loss of this customer is expected to have a material adverse effect on the Company going forward since it accounted for 8.6 % of sales during the nine months ended September 30, 2001, and 15.6 % of sales for the year ended December 31, 2000.

         Fairmount has reported substantial losses during the last two years, as well as the first two quarters of 2001. Fairmount does not expect performance to improve during the third and fourth quarters of 2001. Fairmount's working capital decreased $1,066,600 during the first half of 2001 and its cash decreased by $869,700 before bank borrowings of $500,000. Fairmount's stockholders' equity was a negative $29,300, as of June 30, 2001, compared to $1,184,700 as of December 31, 2000, and that trend will not improve during the second half of 2001.

         There is too much uncertainly for Fairmount to predict the short-term future. However, if business does not improve shortly, Fairmount will need to make drastic changes to its business in order to survive, and there can be no assurances that Fairmount can make those changes or make them in a timely manner. Management is seeking ways to increase cash by reducing inventories and speeding up accounts receivable collections. Inventories have decreased by $768,000 during the third quarter of 2001. Management is also exploring strategic alliances and alternative long-term solutions.

         Fairmount has a $1,250,000 line of credit from Fleet Bank (formerly Summit Bank), of which $700,000 is outstanding. The bank has a first security interest in the accounts receivable, inventories and personal property of the Company. The line of credit is subject to an annual review for renewal. Fleet Bank had extended the line of credit to August 31, 2001 and advised Fairmount that it would not renew the line of credit. Since that date, Fleet Bank has orally agreed to extend the line of credit until November 30, 2001, with changes to the loan agreements. These changes included reducing the line of credit to $700,000, which is the amount currently outstanding and increasing the interest rate from prime +1 to prime +3. Fairmount has agreed to the Bank's changes.

         Management is seeking to find a commercial bank lender to replace Fleet Bank and are also negotiating with various asset-based lenders. However, there can be no assurance that Fairmount will be able to find financing before November 30, 2001. Commercial banks have so far expressed little interest in refinancing Fairmount because of its size, its losses and the small amount of the line of credit. Fairmount is also negotiating with asset-based lenders, who traditionally charge higher fees and interest. In addition, there are more restrictions with asset-based lenders and the lender generally exercises more control over the borrower. If Fairmount is unable effect cost savings, enter into strategic alliances or a merger, replace its bank financing, and/or achieve other long term solutions in a timely fashion, Fairmount may be required to seek protection under Federal bankruptcy laws or other laws affecting debtors' and creditors' rights.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.





                                                 Fairmount Chemical Co., Inc.


October 19, 2001                                 By: /s/ Reidar Halle
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Date                                                 Dr. Reidar Halle
                                                     Chief Executive Officer and
                                                     President




























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